EXHIBIT 1

                             JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Howmet International Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided that, as contemplated by Rule 13(d)-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated:  February 18, 1999.

                                         CORDANT TECHNOLOGIES INC.



                                         By: /s/ Daniel S. Hapke, Jr.
                                             -----------------------------------
                                             Name:  Daniel S. Hapke, Jr.
                                             Title: Senior Vice President
                                                    and General Counsel



                                         CORDANT TECHNOLOGIES HOLDING COMPANY



                                         By: /s/ Richard L. Corbin
                                             -----------------------------------
                                             Name:  Richard L. Corbin
                                             Title: President



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